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                              EXHIBIT 23

                   CONSENT OF INDEPENDENT AUDITORS


KPMG Peat Marwick LLP
Certified Public Accountants
CityPlace II
Hartford, Connecticut 06103


The Board of Directors and Shareholders
Kaman Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-51483 and 33-51485) on Form S-8 of Kaman Corporation of our reports dated January 27, 1997, relating to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of Kaman Corporation.



/s/ KPMG Peat Marwick LLP


Hartford, Connecticut
March 21, 1997







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